Exhibit 99.2

NEWS RELEASE FOR IMMEDIATE RELEASE
BRIGHAM EXPLORATION ANNOUNCES HIGH INITIAL RATE THREE FORKS COMPLETION, PROVIDES OPERATIONAL UPDATE AND ANNOUNCES RECORD YEAR END 2009 PROVED RESERVES
Austin, TX – February 24, 2010 — Brigham Exploration Company (NASDAQ: BEXP) announced that its operated Liffrig 29-20 #1H produced 2,477 barrels of oil equivalent per day (2,037 Bopd and 2.64 MMcf/d) from the Three Forks formation during an early 24 hour flow back period. Brigham maintains an approximate 72% working interest in the Liffrig, which was completed with 29 frac stages, ceramic proppant and perf and plug. Brigham has now completed 13 consecutive high frac stage long lateral wells with an average initial rate of approximately 2,379 barrels of oil equivalent per day.
Notably, the Liffrig is the northwestern most operated Three Forks well drilled in Brigham’s Ross project area in Mountrail County, North Dakota. Previous Brigham Three Forks wells, including the Strobeck 27-34 #1H and the Adix 25 #1H, were both drilled in the southeastern section of Brigham’s Ross area. The Liffrig is located approximately nine miles to the northwest of the Strobeck 27-34 #1H.
Brigham’s development of its core operated Ross and Rough Rider project areas in Mountrail, Williams and McKenzie Counties is proceeding with one well currently fracing, three wells currently waiting on completion and four wells drilling at various stages. All four of Brigham’s wells currently fracing or waiting on completion are anticipated to be completed with approximately 30 frac stages.
Bud Brigham, the Chairman, President and CEO, stated, “The Liffrig is an important well in our Ross project area as we believe it confirms that the Three Forks can be developed over the entirety of our Ross acreage position in Mountrail County. Additionally, it represents a record initial production rate for us from the Three Forks formation, again providing evidence that our long lateral, high frac stage wells continue to outperform.”
Bud Brigham continued, “Our 2010 drilling program has significant positive momentum with the announcement of a number of high rate completions early this year. We have four rigs running in the Williston Basin and anticipate drilling 25.7 net wells during 2010. Additional catalysts during the first half of 2010 include a Bakken test on our 83,600 net acres in Montana and a Three Forks well in Rough Rider. In addition, we anticipate drilling an infill Bakken location in Rough Rider this summer, which we believe will help to demonstrate incremental net asset value potential over our 104,700 net acres in Williams and McKenzie Counties, North Dakota.”

2009 Proved Reserves
Brigham’s proved reserves totaled 27.7 MMboe at year-end 2009, which represents a Company record for total proved reserves. Brigham grew reserves 21% during the year and replaced 372% of 2009 production, net of revisions. Additions of 9.4 MMBoe during 2009 were all drill bit related and were primarily attributable to the success of the Company’s drilling efforts in the Williston Basin Bakken and Three Forks plays, where Brigham grew reserves 278% to 15.4 MMBoe. At year-end 2009, oil comprised a record 60% of proved reserves as compared to 31% at year-end 2008.
Finding and development costs based on drilling and leasehold capital totaling $60.0 million were $8.98 per barrel of oil equivalent. All sources finding and development costs, which include drilling, leasehold and capitalized costs totaling $74.0 million, were $11.08 per barrel of oil equivalent.
Proved undeveloped reserves comprised 63% of year-end 2009 reserves as compared to 54% at year-end 2008. The growth in proved undeveloped reserves reflects both the strong operational results experienced in the Williston Basin and the change in SEC rules regarding the booking of offsetting locations. At year-end 2009, Brigham booked up to four offsetting proved undeveloped locations where it held acreage in adjoining spacing units to a proved developed location, as compared to two offsetting proved undeveloped locations at year-end 2008. In total, the change in reporting guidelines added 4.0 MMBoe to Brigham’s total proved undeveloped reserves during 2009.
Revisions of prior estimates were primarily related to excluding from proved undeveloped reserves 13 locations along the onshore Gulf Coast and Anadarko Basin that are unlikely to be drilled within the five year development window required under the new SEC rules. The transformation from a conventionally focused, short lived gas company to an unconventionally focused, longer lived oil company, with a deep inventory of Bakken and Three Forks drilling locations, has redirected the focus of capital expenditures almost entirely to the Williston Basin Bakken and Three Forks plays and to a lesser degree the South Texas Vicksburg field. The reallocation of capital to implement this transformation has reduced the probability that various drilling locations along the onshore Gulf Coast and the Anadarko Basin will be drilled within the mandated five year development window; therefore, these locations were excluded from proved undeveloped reserves in the Company’s 2009 year-end report.
Excluding revisions, Brigham replaced 524% of production. Finding and development costs based on drilling and leasehold capital and excluding revisions were $6.37 per barrel of oil equivalent. All sources finding and development costs excluding revisions were $7.86 per barrel of oil equivalent.
For year-end 2009, the SEC required that reserve calculations be based on the average first day of the month price for the prior 12 months as compared to the end of year price utilized for the year-end 2008 reserve calculations. The prices utilized for the year-end reserve 2009 report were $61.18 per barrel of crude oil and $3.87 per Mmbtu of natural gas. Utilizing these prices, the Company’s pre-tax PV 10% Value was $254.1 million. Using prices as of December 31, 2009 of $79.36 per barrel of crude oil and $5.79 per Mmbtu of natural gas, the pre-tax PV 10% Value of the Company’s proved reserves would have been $460.1 million. Using strip prices as of December 31, 2009, the pre-tax PV 10% Value of the Company’s proved reserves would have been $578.3 million.

Brigham’s estimated proved reserves as of December 31, 2009 were prepared by the independent reserve engineering firm Cawley, Gillespie & Associates, Inc. in accordance with the SEC guidelines.
Brigham’s reserve reconciliation is provided in the table below:

Equivalent
Reserves
(MMBoe)

2009 Beginning Proved Reserves	22.8
Extensions, discoveries & other additions	9.4
Revisions of prior estimates	(2.7)
Sale of minerals-in-place	—
Production	(1.8)

2009 Ending Proved Reserves	27.7

Bud Brigham, the Chairman, President and CEO, commented, “In 2009, we just began to see the initial impacts of our Williston Basin Bakken and Three Forks drilling program on our proved reserves with the addition of 9.4 million barrels of oil equivalent under a very limited drilling program. Our finding and development costs utilizing drilling and leasehold capital were only $8.98 per barrel of oil equivalent. Finding and development costs using total capital were $11.08 per barrel of oil equivalent. Importantly, our proved developed drilling cost for our Bakken and Three Forks wells was approximately $15.73 per barrel of oil equivalent. Our operated drilling in the play, which represents the engine for our future growth, generated a proved developed drilling cost in 2009 of roughly $13.75 per barrel of oil equivalent. In 2010, with our current plans to drill approximately 25.7 net wells in the Williston Basin, we anticipate that we will see substantial proved reserve and net asset value growth.”
Bud Brigham continued, “Beyond the additions to our proved reserves, our Williston Basin drilling program is benefiting stockholders in numerous other ways. Our proved reserves, for the first time in our history, primarily comprised crude oil as it represented 60% of our total proved volumes at year-end 2009. Given the current divergence between crude oil and natural gas pricing, growth of our crude oil volumes will translate into a higher level of cash flow relative to companies involved solely in unconventional natural gas plays. In addition, our Williston Basin drilling program should continue to increase our reserves to production ratio. During 2009 this ratio grew approximately 28% to 15.4 years. We’re very excited as we look forward into 2010 as we continue to execute on our drilling plans.”
At year-end 2009, the standardized measure of Brigham’s estimated proved reserves was $246.5 million. The reconciliation of the Company’s standardized measure to its pre-tax PV 10% Value is provided below.

At December 31,2009
(in millions)
Standardized measure of discounted future net cash flows	$246.5
Add present value of future income tax discounted at 10%	7.6

Pre-tax PV10% Value	$254.1

Pre-tax PV10% Value is the estimated present value of the future net revenues from our proved oil and natural gas reserves before income taxes, discounted using a 10% discount rate. Pre-tax PV10% Value is considered a non-GAAP financial measure under SEC regulations because it does not include the effects of future income taxes, as is required in computing the standardized measure of discounted future net cash flows. We believe that Pre-tax PV10% Value is an important measure that can be used to evaluate the relative significance of our oil and natural gas properties and that Pre-tax PV10% Value is widely used by security analysts and investors when evaluating oil and natural gas companies. Because many factors that are unique to each individual company impact the amount of future income taxes to be paid, the use of a pre-tax measure provides greater comparability of assets when evaluating companies. We believe that most other companies in the oil and natural gas industry calculate Pre-tax PV10% Value on the same basis. Pre-tax PV10% Value is computed on the same basis as the standardized measure of discounted future net cash flows, but without deducting income taxes.
About Brigham Exploration
Brigham Exploration Company is an independent exploration, development and production company that utilizes advanced exploration, drilling and completion technologies to systematically explore for, develop and produce domestic onshore oil and natural gas reserves. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.
Forward-Looking Statement Disclosure
Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward-looking statements include initial production rates which decline steeply over the early life of wells, our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry, our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company’s filings with the Securities and Exchange Commission. Forward- looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements may be expressed differently. All forward-looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward-looking statements, whether as a result of subsequent developments or otherwise.
Contact:	Rob Roosa, Finance Manager (512) 427-3300